Exhibit 99.2
Hercules Offshore Announces Pricing of $250 Million Convertible Senior Notes Due 2038
HOUSTON, May 28, 2008 — Hercules Offshore, Inc. (NASDAQ: HERO), a provider of offshore contract drilling, liftboat and inland barge services, announced the pricing of $250 million principal amount of 3.375% Convertible Senior Notes due 2038 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Hercules Offshore has also granted the initial purchasers an option to purchase up to $37.5 million principal amount of additional notes to cover over-allotments. The offering is scheduled to close on June 3, 2008, subject to satisfaction of customary closing conditions.
The notes will bear interest at a rate of 3.375% per year, payable in cash semi-annually in arrears, until June 1, 2013, after which their principal will accrete at an annual yield to maturity of 3.375% per year. The company will also pay contingent interest during any six-month interest period commencing June 1, 2013 for which the trading price of the notes for a specified period of time equals or exceeds 120% of their accreted principal amount. The notes will be convertible under certain circumstances into shares of Hercules Offshore common stock at an initial conversion rate of 19.9695 shares of common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $50.08 per share. The initial conversion price represents a 47.5% premium over the closing sale price of Hercules Offshore’s common stock on May 28, 2008. Upon conversion of a note, a holder will receive, at the company’s election, shares of the company’s common stock, cash or a combination of cash and shares of common stock.
Hercules Offshore may redeem the notes at its option beginning June 6, 2013, and holders of the notes will have the right to require Hercules Offshore to repurchase their notes on certain dates or on the occurrence of a fundamental change.
Hercules Offshore estimates the net proceeds from the sale of the notes will be approximately $243.1 million, after deducting the initial purchasers’ discounts and estimated offering expenses, assuming no exercise of the initial purchasers’ over-allotment option. Hercules Offshore intends to use $49.2 million of the net proceeds from the offering to repurchase, concurrently with the offering, approximately 1.45 million shares of its common stock in privately negotiated transactions and the remaining net proceeds to repay outstanding borrowings under its senior secured revolving credit facility and for other general corporate purposes.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable states securities laws.
SOURCE Hercules Offshore, Inc.
CONTACT: Stephen M. Butz, Vice President Finance and Treasurer of Hercules Offshore, Inc., +1-713-350-8315